For More Information, contact:        USANA Health Sciences, Inc.
                                      Riley Timmer
                                      Investor Relations Analyst
                                      (801) 954-7100
                                      investor.relations@us.usana.com



              USANA Announces Record Results for the Second Quarter



SALT LAKE CITY, July 15, 2003--USANA Health Sciences, Inc. (Nasdaq: USNA) today announced financial results for the second quarter ending June 28, 2003.

Sales for the second quarter of 2003 totaled $47.2 million, an increase of 47% compared to $32.1 million reported in the second quarter of 2002. The growth in sales is primarily due to the increasing number of active customers and a positive impact from stronger foreign currencies of about $2.3 million compared to the second quarter of 2002. Net earnings of $4.3 million were generated in the second quarter, compared to $1.7 million in the prior year's second quarter. Earnings per share for the quarter were $0.41 per share, an increase of $0.25 per share or 156% over the second quarter of 2002.

"We continue to reach record levels for both sales and earnings," commented Dave Wentz, President of USANA. "The worldwide growth in active Associates remains a key driver of our success. It is gratifying to see more and more people around the world benefiting from both the health benefits and home-based business opportunity USANA provides. In July we officially opened our business operations in South Korea. We anticipate that Korea will become a significant market for us and are pleased with the high level of excitement we have seen from our Associate leaders."

"Sales continue to surpass our expectations," stated Gilbert A. Fuller, Chief Financial Officer of USANA. "Even without the $2.3 million benefit from stronger foreign currencies relative to the US dollar, our year-over-year sales growth was a remarkable 40%. Based on the better than expected sales, we have increased our guidance for the remainder of 2003. We now anticipate annual sales to exceed $190 million with earnings per share approaching $1.65. As we move into the third quarter we expect sales to approach $52 million with earnings per share in the range of $0.43 to $0.45. We expect Korea to be a significant market, but realize that our upward guidance is dependent in part upon the actual results of that market."

USANA executives will hold a conference call to discuss this announcement and review key line items on the statement of earnings with investors on July 16, 2003 at 9:00 AM EDT. Investors may listen to the call by accessing USANA's website at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, changes in the effective tax rate, and risks associated with international expansion. Those statements include the statements that 1) "The worldwide growth in active Associates remains a key driver of our success," 2) "We anticipate that Korea will become a significant market for us and are pleased with the high level of excitement we have seen from our Associate leaders," 3) "We now anticipate annual sales to exceed $190 million with earnings per share approaching $1.65," 4) "As we move into the third quarter we expect sales to approach $52 million with earnings per share in the range of $0.43 to $0.45," and 5) "We expect Korea to be a significant market, but realize that our upward guidance is dependent in part upon the actual results of that market." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.